Power of Attorney

The undersigned hereby constitutes and appoints Jane Spray, John J. Fisher and Kathryn A. Hall, and each of them, the lawful attorneys-in-fact and agents with full power and authority to execute and file on the undersigned's behalf, individually, as executor of the estate of Donald G. Fisher and/or as trustee of any trust for which the undersigned serves in such capacity, any and all instruments including, without limitation, Form 144, Forms 3, 4 and 5, and Schedules 13D and 13G (collectively, the "Filings"), and any amendments, supplements or successor forms thereto pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any rules or regulations or requirements of the Securities and Exchange Commission in connection with the reporting obligations of the undersigned or the aforementioned estate or trusts pursuant to the Securities Act and Exchange Act, including without limitation, Rule 144 of the Securities Act, Section 13(d) of the Exchange Act and Section 16(b) of the Exchange Act.

The authority of Jane Spray, John J. Fisher and Kathryn A. Hall and each of them shall continue until the undersigned is no longer required to file any of the Filings, unless earlier revoked in writing.  The undersigned hereby ratifies, confirms and approves in all respects all Filings (including amendments thereto) and actions taken by any of the attorneys-in-fact relating to such Filings.

The undersigned acknowledges that neither of the attorneys-in-fact are assuming any of the undersigned's responsibilities to comply with Rule 144 of the Securities Act and Section 13 or Section 16 of the Exchange Act.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

NAME	DATE

/s/ Doris F. Fisher
Doris F. Fisher	October 28, 2009